Exhibit 99.1

For Immediate Release

Contact:

Crescendo Communications, LLC
David Waldman or Vivian Huo

Tel: (212) 671-1020
E-mail: sgla@crescendo-ir.com

Sino Green Land Reports 130% Increase in Revenue for the Fourth Quarter of 2009;
433 Basis Point Improvement in Operating Margin and Record $3.2 Million of Net Income

New York and Guangzhou, China – April 16, 2010 – Sino Green Land Corporation (OTCBB: SGLA), a leading distributor of high-end fruits and vegetables in China, today reported financial results for the fourth quarter and twelve months ended December 31, 2009.

Fourth quarter 2009 highlights (year-over-year):

  Net sales increased 130.2% to $36.6 million
  Gross profit increased 165.2% to $3.8 million
  Operating income increased 403.9% to $2.9 million
  Operating margin increased 433 basis points to 8.0%
  Net income increased 678.9% to $3.2 million
  Net profit margin increased 615 basis points to 8.73%
  $2 million of cash, no long-term debt and shareholder’s equity of $25.8 million

Mr. Anson Fong, Chairman of Sino Green Land, commented, “Our success was evident in our financial results for the quarter, in which we more than doubled sales versus the same period last year. This strong performance was a direct result of our strategic marketing initiatives and scalable business model. We have expanded our co-operative relationships with farmers across China, which enable us to lock in guaranteed supply by providing farmers an outlet for their produce. In turn, we work closely with these famers to enhance their productivity, such as providing them with advanced technology that will increase their crop yields. As a result of these relationships, we are able to sell the highest quality food at very attractive prices. Moreover, as sales increased, we gained meaningful operating leverage as reflected by the sharp increase in both our operating and net profit margins.”

China has experienced a surge in demand for healthy “green foods” that are both safe and environmentally responsible. In China, the recent attention to issues of unsafe and unhealthy food has led to increasing demand among a growing middle class for higher-end foods from trusted, environmentally-friendly producers. Over the past five years, green food consumption has increased at a 40% compound annual growth rate, an impressive surge that shows no sign of slowing. High-end “green foods” benefit from a 20% to 30% premium over conventional produce.

Mr. Fong continued, “Sino Green Land is well-positioned to take advantage of the growing demand for healthy foods. We are well underway constructing the China Green Food Distribution Hub, an enormous marketplace and the first of its kind to centralize distribution of green foods in China. The new distribution hub will be open to retailers and wholesalers beginning in the second half of 2010. The China Green Food Distribution Hub will span 20 thousand square meters in Guangzhou, one of the most populated regions of China, where it will serve the Pearl River Delta, Hong Kong and Macao.”

Mr. Fong concluded, “We are excited about our plans to officially open the China Green Food Distribution Hub later this year. We feel confident that this will be an excellent opportunity to bring high-end green foods directly to China’s large and upwardly-mobile middle class. We are extremely well positioned due to the support we have received for our agricultural and green foods initiatives from the Chinese government, as well as support from the China Green Food Development Center and China Green Food Association, plus our ability to utilize the procurement network of the China Green Food Association and its more than 6,000 members.”

Revenue for the three months ended December 31, 2009 increased 130.2% to $36.6 million, as compared to $15.9 million for the three months ended December 31, 2008. The increase was primarily due to higher volume sales of apples, bananas and oranges and an increase in the average sales price. Gross profit increased 165.2% to $3.8 million for the three months ended December 31, 2009, as compared to $1.4 million for the three months ended December 31, 2008, representing gross margins of approximately 10.25% and 8.90%, respectively. Operating income increased 403.9% to $2.9 million for the three months ended December 31, 2009, compared to $0.6 million for the three months ended December 31, 2008. Operating margin increased 433 basis points to 7.97% from 3.64% . The increase in operating income and margin was due to higher sales and lower SG&A as a percentage of revenue. This was partially offset by an increase in total G&A expenses, due in part to the company’s new status as a public company and expenses related to the new Green Food Distribution Hub. Net income for the three months ended December 31, 2009 was $3.2 million, or $0.03 per diluted share, compared to net income of $0.4 million, or $0.01 per diluted share, for the same period last year.

Revenue for the twelve months ended December 31, 2009 increased 46.9% to $108.0 million, as compared to $73.6 million for the twelve months ended December 31, 2008. The increase was primarily due to higher volume sales of apples, bananas and oranges and an increase in sales price. Gross profit increased 51.7% to $11.7 million for the twelve months ended December 31, 2009, as compared to $7.7 million for the twelve months ended December 31, 2008, representing gross margins of approximately 10.86% and 10.52%, respectively. Operating income increased 36.3% to $6.9 million for the twelve months ended December 31, 2009, compared to $5.1 million for the twelve months ended December 31, 2008. Operating margin decreased to 6.39% from 6.89% . The decrease in operating margin reflects higher general and administrative expenses, due in part to the company’s new status as a public company and expenses related to the new Green Food Distribution Hub. Net income for the twelve months ended December 31, 2009 was $6.6 million, or $0.06 per diluted share, compared to net income of $4.6 million, or $0.06 per diluted share, for the same period last year.

As of December 31, 2009, the company had cash and cash equivalents of $2.0 million, no long-term debt and shareholders’ equity of $25.8 million.

About Sino Green Land Corporation

Sino Green Land Corporation is a leading agricultural distributor of high end fruits and vegetables in the People’s Republic of China. Since its inception in 2003, Sino Green Land has grown from a small distributor of various produce to become a large distributor of high end fruits such as: Fuji apples, emperor bananas and tangerine oranges. In the process, Sino Green Land has built a solid reputation, a sophisticated supply chain and a distribution network that stretches from Beijing to Guangzhou.

Safe Harbor Statement

This press release may contain forward-looking statements. Such statements include, among others, those concerning the company’s expected financial performance and strategic and operational plans, as well as all assumptions, expectations, predictions, intentions or beliefs about future events. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and that a number of risks and uncertainties could cause actual results of the Company to differ materially from those anticipated, expressed or implied in the forward-looking statements. The words “believe,” “expect,” “anticipate,” “project,” “targets,” “optimistic,” “intend,” “aim,” “will” or similar expressions are intended to identify forward-looking statements. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. Risks and uncertainties that could cause actual results to differ materially from those anticipated include risks related to the company’s ability to overcome competition in its market; the impact that a downturn or negative changes in the price of the company’s products could have on its business and profitability; the company’s ability to simultaneously fund the implementation of its business plan and invest in new projects; economic, political, regulator y, legal and foreign exchange risks associated with international expansion; or the loss of key members of the company’s senior management; any of the factors and risks mentioned in the “Risk Factors” sections of the Company’s amended current report on Form 8-K/A filed on April 24, 2009. The Company assumes no obligation, and does not intend, to update any forward-looking statements, except as required by law.

CONSOLIDATED BALANCE SHEETS
AS OF DECEMBER 31, 2009 AND 2008
	2009	2008
ASSETS
Current Assets
Cash and cash equivalents	$1,987,616	$544,860
Accounts receivable, net	171,143	200,731
Due from related parties	1,006	352,799
Inventories	9,934	16,931
Advances-current portion	256,225	-
Other current assets	343,169	58,045
Total Current Assets	2,769,093	1,173,366

Property and Equipment, net	547,727	139,765

Deposit	365,647	-

Advances	4,355,829	497,568

Long-term Prepayments	18,961,869	16,258,707

Total Assets	$27,000,165	$18,069,406

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities
Accounts payable and accrued expenses	$1,186,923	$1,529,786
Advances from customers	48,690	56,443
Due to related parties	3,364	129,444
Convertible debenture	-	313,627
Total Current Liabilities	1,238,977	2,029,300

Commitment	-	-

Shareholders' Equity
Preferred stock, $0.001 par value, 20,000,000 shares
authorized, 1,650,000 and 0 share issued and outstanding as
of December 31, 2009 and 2008	1,650	-
Common stock, $0.001 par value, 780,000,000 shares
authorized, 104,943,337 and 81,648,554 issued and
outstanding as of December 31, 2009 and 2008	104,944	81,649
Additional Paid-in capital	10,119,540	5,419,351
Other comprehensive income	762,504	1,075,973
Retained earnings	14,772,550	9,463,133
Total shareholders' equity	25,761,188	16,040,106

Total Liabilities and Stockholders' Equity	$27,000,165	$18,069,406

CONSOLIDATED STATEMENTS OF INCOME

	2009	2008

Net sales	$108,045,437	$73,562,759

Cost of goods sold	96,308,289	65,825,333

Gross profit	11,737,148	7,737,426

Operating expenses
Selling expenses	2,581,330	1,630,781
Gereral and administrative expenses	2,249,364	1,040,452
Total operating expenses	4,830,694	2,671,233

Operating income	6,906,454	5,066,193

Other income(expense)
Interest expenses, net	(353,973)	(133,650)
Beneficial conversion feature expense	(153,425)	(393,345)
Change in derivative liability	-	46,770
Others, net	154,404	15,399
Total other income (expense)	(352,994)	(464,826)

Net income	6,553,460	4,601,367

Dividend required for preferred stockholders	(1,244,043)	-

Net income available to common shareholders	5,309,417	4,601,367

Other comprehensive income (loss)
Foreign currency translation gain (loss)	(313,469)	777,795

Comprehensive income	$4,995,948	$5,379,162

Net income per share
Basic	$0.07	$0.06
Diluted	$0.06	$0.06

Weighted average number of shares outstanding
Basic	89,772,302	81,648,554
Diluted	117,579,469	81,648,554

CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008
	2009	2008
Cash flows from operating activities
Net income	$6,553,460	$4,601,367
Adjustments to reconcile net income to net cash
provided by operating activities
Depreciation	79,178	83,694
Amortization	627,304	508,713
Warrant expense	290,091	-
Beneficial conversion feature	153,425	393,345
Change in derivative liability	-	(46,770)
Gain from debt forgiveness	(162,949)	-
Debt discount (part of interest expense)	-	71,266
Decrease / (Increase) in current assets
Accounts receivable	29,140	5,893
Inventories	6,957	23,992
Other current assets	(285,095)	(8,160)
Deposit	(365,450)	-
Advances	(4,113,619)	(23,745)
Long-term prepaid expense	(3,363,950)	(7,209,225)
Increase in current liabilities
Accounts payable & accrued expense	(367,118)	1,190,819
Advances from customer	(7,629)	(26,579)
Tax payables	156	68
Other payables	128,410	558,905

Net cash provided by(used in) operating activities	(797,689)	123,583

Cash flows from investing activities
Acquisation of plant, property, and equipment	(487,221)	(4,276)

Cash flows from financing activities
Proceeds from (payment to) issuance of convertible notes	(502,684)	500,000
Proceeds from issuance of preferred stock and warrants	1,555,000	-
Proceeds from issuance of common stock and warrants	1,636,000	-
Proceeds from (payments to) related parties	226,405	(603,970)

Net cash provided by (used in) financing activities	2,914,721	(103,970)

Effect of exchange rate change on cash and cash equivalents	(187,055)	86,477

Net increase in cash and cash equivalents	1,442,756	101,814

Cash and cash equivalents, beginning balance	544,860	443,046
Cash and cash equivalents, ending balance	$1,987,616	$544,860

Supplement disclosure of cash flow
information
Interest expense paid	$104,800	$-
Income taxes paid	$-	$-